Code of Business Conduct

Acting with integrity in all that we do Like many of you, I was attracted to TIAA because of its proud legacy of making a difference for those who do so much to serve others, and helping millions of people achieve secure retirements and financial well-being for more than a century. Most importantly though, it is our commitment to our values that sets TIAA apart from the rest and drew me to this very special company. We have become a trusted and respected name in the financial services industry not only because of the results we deliver for clients but also because we are committed to operating each and every day with the highest possible ethical standards. Once again, we renew our commitment to acting with integrity by reacquainting ourselves with our Code of Business Conduct and attesting to follow it in all that we do. The Code embodies our high ethical standards and values, and it provides a critical and strong foundation for our mission, brand and commitment to our clients. I encourage you to take the time to read the Code in its entirety and reflect on how you will live it every day in your role. Our cherished reputation with clients has been earned over the past hundred-plus years through the hard work, dedication and integrity of the associates who came before us, and it is up to us to continue upholding this reputation for the future. The very special institutions and individuals we serve are counting on it, and I thank you for the important role you play. With gratitude, Thasunda Brown Duckett President and Chief Executive Officer Code of Business Conduct 1

The TIAA Code of Business Conduct contains the following sections and topics: Our culture 2 Our values 3 Why does TIAA have a Code of Business Conduct? 4 The Code of Business Conduct with Guidelines 5 Checklist for ethical business conduct 13 Guidelines for managers 14 Reporting possible misconduct 15 Appendix 20 Our culture TIAA’s culture, values and brand have been critical factors in our success, and have served as the foundation for why we occupy a unique place in the world of financial services. Our expertise and our unwavering commitment to integrity and service have all contributed to the organization we are today. Simply stated, our culture comes down to each one of us and the values we bring to our work every day. As we live our values, they work to set us apart from others, reinforcing our stellar reputation and bringing new opportunities for our clients and the TIAA family of companies.

Our values For Teachers Insurance and Annuity Association of America (“TIAA”) and its family of companies, we exist to serve our clients and to provide outcomes that truly matter to them. It is our mission to serve, our ability to perform and the values we embrace that make us different. Here are the values that guide us: Put the client first    We inspire confidence. Take personal accountability    We each own it. Act with integrity    We do the right thing. Operate as one team    We win together. Deliver excellence    We never stop improving. Value our people    We take care of each other. Code of Business Conduct 3

Why does TIAA have a Code of Business Conduct? The Code of Business Conduct (the “Code”) embodies the values and mission for all employees of TIAA and its family of companies, and makes plain our requirements of conduct for transacting business. The Code serves as an ethical framework for all of our business-related decisions, actions and interactions with our clients, business partners and each other. Our adherence to this framework remains essential for maintaining our trusted brand name, reputation for excellence and continued success worldwide. Solid corporate values have come to be expected in today’s business world, but what sets us apart is the degree to which we incorporate our Code into our daily business conversations, behaviors and decisions. We all must follow the Code of Business Conduct Each employee of TIAA along with its group of subsidiaries (collectively the “Company” or the “TIAA family of companies”) is required to comply with the TIAA Code of Business Conduct. Compliance with this Code is also expected of vendors, contingent workers and third parties serving this organization. Each employee must attest to having read and understood the Code, and agree to follow it. Any employee who does not comply with the Code or fails to cooperate fully in the investigation of an alleged violation is subject to disciplinary action up to and including termination of employment. TIAA takes allegations of observed or suspected violations of the TIAA Code of Business Conduct seriously and conducts prompt investigations. We are all expected to cooperate fully with any such investigations by providing accurate and thorough responses. The TIAA Code of Business Conduct specifies that we will: Be honest and fair Use good judgment Be accountable Be respectful and promote inclusion Comply with laws and regulations Protect client and Company information Ask questions and speak up Human Rights Statement TIAA’s values and policies protect and promote human rights. We support the human rights of our employees, clients and suppliers. We have a commitment to fair, ethical and responsible business practices and workplace processes. Code of Business Conduct 4

The Code of Business Conduct with Guidelines

1. Be honest and fair We are committed to conducting our business affairs honestly, fairly and with transparency, and believe all three are essential for winning and maintaining our clients’ trust. We must maintain high standards of ethical business conduct and display personal integrity at all times. Doing so is paramount to protecting our Company’s reputation and meeting our commitments to the people with whom we work, and the clients and institutions we serve. Honesty fairness and straightforwardness of conduct; adherence to the facts Fair just, honorable Guidelines for being honest and fair Deal fairly with everyone, including clients, suppliers, competitors and employees while also remembering your professional responsibility comes before your personal interests. Do not take unfair advantage of another person or party through improper business practices, including: manipulation, fraud, coercion, intimidation, concealment, misuse of confidential information, misrepresentations or criminal wrongdoing. Be clear and forthright concerning your motivations, priorities and decisions. Deliver excellence through outstanding work and service to our clients. Listen to our clients and help them make sound financial decisions. Obtain appropriate approval before engaging in activities that could pose a potential conflict of interest, such as public office, board appointments, political contributions, secondary employment and other outside business activities, business investments and gifts. Your position at the organization cannot be used for inappropriate personal gain for you or a member of your family. Code of Business Conduct 6

2. Use good judgment Exercising good judgment involves thinking things through and considering the short- and long-term consequences of a decision or action. This may involve sharing information, working through ideas with others and sometimes holding off on an action to avoid a harmful outcome. We should be thoughtful in our approach and conduct ourselves in a way that aligns with TIAA’s mission and values. Let’s never forget that our Company’s reputation is one of its most valuable assets. Using good judgment is an important way to safeguard it. Each of us plays a vital role in protecting the TIAA name and associated brands, and has a stake in the success of our efforts. Judgment the process of forming an opinion or evaluation by discerning and comparing Guidelines for using good judgment Obtain input and signoff, as appropriate, from key internal partners before finalizing a decision. Take action to ensure all relevant considerations are taken into account and appropriately weighed, consistent with the Company’s mission and values. Act as a brand ambassador whenever you represent the Company externally, whether for work, business travel or other reasons. Exercise care in the use of email, the Internet and social media on behalf of the Company or when using Company resources. Choose words carefully when responding to inquiries or representing our Company with clients or industry groups. Direct all media-related inquiries for the Company to your Communications representative. Uphold our Company’s values and rules in regard to gifts, entertainment, sourcing and solicitation. Comply with our organization’s policies regarding conflicts of interest. If you are unsure, consult your Compliance Officer or Human Resources representative. Understand, identify and mitigate risks that may arise from your responsibilities, which include knowing what options are available and the impact of your choices. Code of Business Conduct 7

3. Be accountable We are personally accountable and answerable for what we do, say and write. We not only take ownership of our own job responsibilities, but support our managers, teams and colleagues as they carry out their duties and obligations. We accept the fact that we’re only human and may make mistakes. When mistakes happen, we own our role and do what we can to correct them. Accountable to explain actions and decisions to someone; to be responsible for something Guidelines for being accountable Respect and follow internal policies and procedures. Take personal responsibility for your words and actions, no matter the outcome. Admit to mistakes and take action to correct them. Keep your promises and commitments. Help each other succeed in assisting our clients. Work with others to accomplish goals and objectives. Prepare and submit timely and accurate financial reports.

4. Be respectful and promote inclusion Mutual respect and professional conduct are, and have always been, central to our corporate culture. We are aware of and value the diversity of our employees, and take steps to ensure that every company in the TIAA family of companies provides an inclusive workplace for all employees. We understand that our differences make us stronger by vetting our ideas and plans against the experiences and opinions of others, and we value those experiences and opinions for their ability to lead us to better outcomes. We cannot allow our differences to become a source of disrespect, exclusion or discrimination. Rather, they must always be a source of strength that is leveraged for the continued success of the Company. Respect regard, esteem, deference, admiration Inclusion action of including or bringing a person into a group or conversation for purposes of active participation Guidelines for respect and inclusion Respect differences of opinion, perspectives or approaches to a particular situation. Treat everyone fairly, without regard to age, race, gender, ethnicity, sexual orientation, gender identity, disability, religion or any other category protected by applicable law. Discrimination, harassment and retaliation are strictly prohibited, as is engaging in intimidating, demeaning or offensive behavior. Value and use diversity and its many dimensions to enrich our business results and practices. Code of Business Conduct 9

5. Comply with laws and regulations Our business activities are subject to many laws and regulations, including comprehensive regulations governing our insurance, retirement, asset management and banking activities. In addition, nondiscrimination and other employment laws govern the workplace. We are committed to conducting our business in a compliant manner. All employees are responsible for understanding and following the specific legal and regulatory requirements that apply to our activities as well as applicable policies and procedures. Comply to conform, submit or adapt as required or requested Guidelines for complying with laws and regulations Know and comply with federal, state, and local laws and regulations applicable to your job responsibilities. Know and comply with corporate, business unit and support area policies and procedures applicable to your job responsibilities. Complete required training and attestations on time. Maintain required licenses and registrations, including continuing education. Ask for guidance and/or clarification about applicable laws, regulations, policies and procedures when you have a question or are uncertain about their requirements. Report any concerns about matters that may put the Company or our clients at risk, or conduct that may violate this Code. You are encouraged to raise good faith concerns without fear of retaliation, which is not tolerated by the Company. Code of Business Conduct 10

6. Protect client and Company information All of us who work in the TIAA family of companies are required to protect client and Company information. That means we should review or share client information only to the extent permitted, required and necessary to conduct the business of our Company. Proprietary business information—including client data, investment data, product information and business strategy—should be shared only with appropriate parties on a need-to-know basis. Protect to cover or shield from exposure, injury, damage or destruction; guard Guidelines for protecting client and Company information Follow information security and privacy standards and procedures for handling client and business information. Do not alter, misrepresent or manipulate Company records or financial reports. Accurate and thorough records must be maintained in accordance with record retention requirements, including the destruction of Company records, as established by law, regulation or Company policy. Report any suspicious activity or behavior that could compromise Company or client information. Immediately report any possible breach of information security or compromise of proprietary data. Code of Business Conduct 11

7. Ask questions and speak up Our corporate culture empowers employees to speak up by asking questions, voicing concerns and sharing opinions in good faith. We work in a complicated business with many legal, regulatory and business requirements, and we face numerous demands on our time. When we are unsure about how to proceed or just want clarification on a matter, we should feel free to ask questions. When you have concerns, speak up. You should raise them by speaking to your manager or another manager, or by making a report through the Ethics Helpline. See the Reporting Possible Misconduct section for more information on how to report and to determine the most appropriate reporting solution for your concern. Speak up means to ask questions, voice concerns and share opinions in good faith with intent to add value or mitigate a possible risk Guidelines for asking questions and speaking up If there is something you do not understand, ask someone who is in a position to help you. If you have concerns about work-related issues, tell someone who can best do something about it. Do not demean colleagues who express a different opinion, perspective or point of view. Do not retaliate against an employee who speaks up. Code of Business Conduct 12

Checklist for ethical business conduct Use the following questions to help you follow our Code when representing or making decisions on behalf of the Company. They provide guidance and direction for compliance that may be helpful to you on a daily basis. Please remember… Neither the Code nor these guidelines can anticipate every possible situation. If you need guidance or assistance on a matter related to ethical conduct, speak to your manager or to an employee in a supporting or advisory role, such as Human Resources, Compliance or Internal Investigations. Is the proposed activity legal? Are you acting ethically, fairly and in good faith? Is this activity consistent with TIAA’s values? Are you acting in the best interest of the client? Could this activity be considered fraudulent or misleading? Could this activity damage TIAA’s reputation or brand image? Could TIAA lose clients if this information were made publicly available? Would you be embarrassed if the detail of this activity were known by your colleagues, team members or family and friends, or if it appeared in a newspaper or on the Internet? Could this activity in any way be interpreted as, or appear to be, inappropriate or unethical behavior? Code of Business Conduct 13

Guidelines for managers Take your management and supervision responsibilities seriously. Inform your team about options for reporting possible misconduct. Seek assistance from your Human Resources Business Partner. Encourage employees to ask questions and foster an environment that welcomes them. Address right away any suspicions of ethical concerns or misconduct brought to you in good faith and escalate serious concerns for further investigation. Point out and explain pertinent laws, regulations, policies and compliance manuals related to your work. Do not engage in retaliation against an employee who speaks up. Provide guidance to direct reports and others who are questioning a decision or course of action. Follow up on all reports brought to your attention. Never ignore a report of conduct that is in conflict with our policy of diversity and inclusion. Lead by example. Be a role model for personal integrity and ethical business conduct. Answer questions promptly. The sooner you respond, the sooner the problem will be addressed. Code of Business Conduct 14

Reporting possible misconduct

If you suspect or witness possible misconduct If you suspect or witness what you believe in good faith to be a violation of this Code, law, regulation or Company policy, speak up immediately. It is much easier for the Company to fix a problem than a damaged reputation. There are a number of different options and ways to relay your concerns. Speak up without fear of retaliation TIAA encourages employees to voice concerns freely. Fear of retaliation should never be a deterrent to speaking up. We take seriously all claims of retaliation against those who speak up and will investigate all such claims. The Company does not tolerate retaliation against an employee who speaks up, as part of or outside of an investigation. Individuals who retaliate will be subject to disciplinary action up to and including termination of employment. It is important that you call the correct Ethics Helpline number for your company/location. A list of Ethics Helpline phone numbers can be found in the directory at the end of the Code. Speak Up Resources:1 Lots of ways to be heard Any manager Employee Relations:    844-4-TIAAHR (option 7) or HRServices@tiaa.org Any HR Business Partner or similar contact Any HR Consulting Group Member: Ask HR or HRServices@tiaa.org Internal Investigations:    844-412-5656 or internalinvestigations@tiaa.org Global Security Team:    866-800-0012 or sechotline@tiaa.org or corporatesecurity@tiaa.org General Counsel for your organization Compliance Officer for your organization Ethics Helpline:    877-774-6492 (anonymous reporting where permitted by law) or use the web reporting form: www.tiaaethics.org Code of Business Conduct 16

Guidelines for reporting misconduct Always report in good faith. Cooperate with any subsequent investigation or other follow-up related to your report. Speak up about any activity that could be harmful to a fellow employee, the brand or the reputation of the Company. Report to prevent or stop unfair or inappropriate behavior such as harassment or abuse. Be specific about the activity you observed or experienced. Be clear about the problem or risk presented by the activity when reporting a concern. Maintain your integrity. Use discretion. If helpful, seek guidance from a trusted partner, such as your HR Business Partner or the HR Consulting Group, Compliance Officer, Internal Investigations or your manager. If you are subject to the Advisers Act, report possible noncompliance to your Compliance Officer. Code of Business Conduct 17

Helpline directory The TIAA Ethics Helpline has dedicated telephone numbers in the countries as indicated below: India 000-800-0501-964 United Kingdom 0800-069-8160 United States 1-877-774-6492 For all other countries in the chart below, Call Center representatives of Convercent and My Safe Workplace will greet you. Please be prepared to provide your employer name so that your report is routed appropriately. Ethics Helpline international numbers Argentina 0800-333-0095 Australia 1-800-763-983 Austria 0800-281119 Brazil* 0-800-892-2299 Canada 1-800-235-6302 Chile 800-914-012 China 400-120-3062 Colombia* 01-800-5189703 (Bogota – local) 13816523 Denmark 8082-0058 Finland 0800-07-635 France 0805-080339 Germany 0800-181-2396 Hong Kong 800-906-069 Iceland 800-4256 Ireland 1-800-904-177 Italy 800-727-406 *Anonymous reporting not permitted. Code of Business Conduct 18

Helpline directory (cont’d) Japan 0800-170-5621 Korea, Republic of 080-808-0574 Luxembourg 0-800-27-311 Netherlands* 0-800-022-0441 Norway 800-62-492 Panama 800-2066 Philippines 2-86263049 Poland 00-800-141-0213 Romania* 0-800-360-228 Singapore 800-852-3912 Spain* 900-905460 Sweden 020-889-823 Switzerland 0800-838-835 Taiwan 00801-14-7064 United Arab Emirates 8000-3570-3169 Uruguay 000-401-912-22 *Anonymous reporting not permitted. Code of Business Conduct 19

Appendix Our obligations as a U.S. government contractor Our Company has special obligations regarding fair employment practices and is subject to regulatory oversight of our hiring and workplace policies. We are committed to providing equal opportunity in all of our employment practices, including hiring, promotion, transfer and compensation of all applicants and employees without regard to race, color, sex, sexual orientation, gender identity, religion, age, marital status, national origin, disability, citizenship status, veteran status, genetic information or any other “protected category” set by applicable law. In addition to respecting protected categories, we are respectful and considerate of every individual in the conduct of our business, regardless of differences in belief systems, styles, experiences, perspectives and other things that shape their uniqueness. Non-U.S. operations As the Company expands its operations internationally, the management principles established in the Code will apply absent potential conflicts with applicable laws in other jurisdictions. These conflicts may involve applicable laws of two or more countries or this Code and applicable non-U.S. laws. If such a circumstance presents, please consult with Legal, Risk and Compliance for guidance on how to resolve that conflict properly. At-will employment The Code and Guidelines are not intended to, and do not, create an employment contract (or other contractual obligation) of any kind with any Company employee. Unless otherwise provided by written agreement with your employer, your employment is “at-will,” meaning that either you or your employer may end employment without notice for any reason or no reason at all. Further, nothing herein constitutes conditions of employment or should be construed as express or implied contractual commitments by the Company. Respect for your rights Nothing in this Code or any Company policy shall, or shall be construed to, limit any employee’s right, if any, to discuss the terms and conditions of employment or to engage in protected concerted activity as defined by law (such as in Section 7 of the U.S. National Labor Relations Act). In addition, neither this Code nor any Company policy shall be construed to prohibit you from filing a complaint or communicating, reporting or assisting in the reporting or investigation of possible violations of federal, state or local law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that reasonably may be protected under whistleblower or other provisions of any applicable federal, state or local law or regulation. Prior authorization of, or notice to, the TIAA family of companies is not required to make any such reports or disclosures. However, the organization wants employees to share such concerns, anonymously (in countries where permitted by law) if desired, by contacting the Ethics Helpline without fear of retaliation. Phone numbers for the Ethics Helpline can be found in the Helpline Directory section of this Code. Code of Business Conduct 20

TIAA 1 For associates outside the United States, use the email addresses provided for Employee Relations, Internal Investigations and Global Security as the listed telephone numbers may not be appropriate. For associates in India, use Grievance@in.tiaa.org for Employee Relations and DL_SecurityHelpdeskGodrejOne@tiaa.org for Global Security. In some countries, international regulators provide confidential hotlines of which staff must be made aware at their workplace. Telephone instructions for the Ethics Helpline for international associates can be found in the TIAA Code of Business Conduct on pages 18 and 19. ©2022 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017 P0107999 created to serve. built to perform. (01/22)